Exhibit 99.1


               U. S. STEEL CONFIRMS BID FOR NATIONAL STEEL ASSETS

     PITTSBURGH, April 11, 2003 - United States Steel Corporation (NYSE:X) confirmed that it has submitted a bid to National Steel Corporation to purchase substantially all of National's steelmaking and steel finishing assets and the assets of National Steel Pellet Company for a price of $975 million, payable through $775 million in cash and the assumption of $200 million of National liabilities. This price is in addition to the significant value that U. S. Steel will provide to National's employees through its progressive new labor agreement with the United Steelworkers of America (USWA) announced on Wednesday.
     Commenting on the new tentative labor agreement, U. S. Steel Chairman and Chief Executive Officer Thomas J. Usher said, "This innovative agreement builds value for our employees and the employees of National Steel while providing us the flexibility to staff and operate our facilities on a world competitive basis. The agreement also allows us to address critical issues related to steel companies in bankruptcy in a humane way."
     U. S. Steel's bid is consistent with the terms of its January 9, 2003, Asset Purchase Agreement with National, adjusted for the addition of the National Steel Pellet assets. The January Agreement was conditioned on obtaining a satisfactory labor agreement. Because of the groundbreaking agreement reached with the USWA this week, the bid submitted to National on April 10 is not conditioned on a labor agreement. U. S. Steel has also received all necessary regulatory approvals to close the National acquisition, and the bid is subject only to customary closing conditions.
     Usher stated, "We remain the best solution for National's customers, employees, retirees, creditors, suppliers and the communities in which National operates. We have a labor agreement that ensures continuity of National's business operations and uninterrupted supply to National's customers, provides secure jobs and competitive wages for the National employees, and assists in the fair and humane resolution of the legacy problems that have plagued National and the domestic steel industry. It's time to resolve the National Steel bankruptcy in the best way for all interested parties. We have offered a fair value for National's assets, and we are prepared to close the deal immediately following Bankruptcy Court approval."
     National Steel has been operating under the protection of the U. S. Bankruptcy Code since March 6, 2002, and the United States Bankruptcy Court for the Northern District of Illinois has established a bidding procedure that includes an auction on April 16, 2003, and a hearing to confirm the winning bid on April 21, 2003.
     Under its bid, U. S. Steel would acquire facilities at National's two integrated steel plants, Great Lakes Steel, in Ecorse and River Rouge, Mich., and the Granite City Division in Granite City, Ill.; the Midwest finishing facility in Portage, Ind., near Gary, Ind.; ProCoil Corporation in Canton, Mich.; National Steel Pellet Company's iron ore pellet operations in Keewatin, Minn. and various other subsidiaries; and joint-venture interests, including National's share of Double G Coatings, L.P. in Jackson, Miss.